FOR IMMEDIATE RELEASE
CONTACT: Brad Edson, CEO
Vital Living, Inc.
480.784.6700
bedson@vitalliving.com
www.vitalliving.com



                   VITAL LIVING APPOINTS DONALD C. HANNAH
                            TO BOARD OF DIRECTORS

       Additionally, Mr. Hannah to Chair the Company's Audit Committee


TEMPE, AZ (June 18, 2002) - Vital Living, Inc. (OTCBB: VTLV), the Physician Nutraceutical CompanySM, today announced that Donald C. Hannah has been appointed to the company's Board of Directors as its first independent board member. Mr. Hannah is an international entrepreneur with more than 30 years of business leadership experience. Hannah has served as a board member of several public companies, including Franchise Finance Corporation (NYSE), Precision Standard Corporation (NASDAQ), and Samoth Corporation (Toronto Stock Exchange). Mr. Hannah is on the advisory board of the American Bureau of Shipping and is also a director of the World Presidents Organization, which is an association of close to 4000 Chairmen, Presidents and CEOs of major corporations from eighty countries.

     "We are honored to have Donald Hannah, a longtime supporter of Vital Living's mission and vision, officially join our Board of Directors," said Brad Edson, CEO of Vital Living. "I am extremely appreciative of the wealth of corporate governance experience that Mr. Hannah brings to Vital Living,

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and  I  am pleased by Mr. Hannah's agreement to chair our Audit Committee;  a position not only of importance, but an essential part of our process of meeting the requirements to move from the Bulletin Board to a National Stock Exchange."

     Mr. Hannah added, "I look forward to working with Vital Living and offering whatever assistance and personal guidance I can to make this most exciting project a great success. I have never been a part of a company that has as much potential to positively impact the human condition as this one. It is truly one of the most exciting ventures that I have been associated with, and I look forward to offering my experience as a seasoned director of public companies to offer advice and counsel to make Vital Living successful."

     Previously, Hannah founded Hannah Marine Company, which is the largest tugboat and barge company on the Great Lakes. He also founded USAuction, Inc., which subsequently became affiliated with Merrill Lynch Realty in 1988, where he was President/CEO of the Merrill Lynch Realty Auction Division. Presently Hannah is the Chairman/CEO of USProperties Enterprises, which assists in the structuring and financing of international entrepreneurial projects.

About Vital Living
Vital Living develops and markets evidence-based nutraceuticals formulated by physicians for distribution through physicians. The company is developing and testing nutraceuticals in collaboration with leading medical experts based on the best available scientific evidence. Vital Living's nutraceuticals are designed to be incorporated by physicians into a standard physician/patient program, supported by a specially designed compliance regimen. The Company's initial area of focus is cardiovascular health, the leading health concern in America affecting 60 million consumers.

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Except  for  historical  information, the matters  discussed  in  this  press release  contain forward-looking statements, which involve certain risks  and
uncertainties   that  could  cause  actual  results  to   differ,   including
activities, events or developments that the Company expects, believes or anticipates will or may occur in the future. A number of such statements are subject to assumptions, risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements, including, but not limited to: any perceived or actual benefits of the appointment of Mr. Hannah, the importance of the Company's audit committee, the ability of the Company to achieve a listing on a national stock exchange, the effectiveness of the Company's Nutraceuticals on the cardiovascular system, the competitive environment within the nutraceutical industry, the Company's ability to continue to successfully market and provide its products and services and maintain their effectiveness, the continuation of the arrangements with the Company's product development partners, the ability of
the   Company  to  meet  its  financial  projections,  and  general  economic conditions. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update or revise forward-looking statements whether as a result of new information or otherwise.

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